UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 11, 2016

Premier, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36092	35-2477140
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13034 Ballantyne Corporate Place

Charlotte, NC 28277

(Address of Principal Executive Offices) (Zip Code)

(704) 357-0022

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On August 11, 2016, the Board of Directors (the “Board”) of Premier, Inc. (the “Company”), upon the recommendation of the Compensation Committee of the Board, approved a new Director Compensation Policy (the “New Policy”) to provide an incentive to attract and retain the services of qualified persons to serve as directors of the Company. The New Policy, effective January 1, 2017, replaces the previous Directors’ Compensation Policy adopted by the Board on September 6, 2013 (the “Previous Policy”). The Compensation Committee’s recommendation was based upon market analysis of director compensation generally, peer group analysis of director compensation, and discussions with the Compensation Committee’s independent compensation consultant.

Under the Previous Policy, certain non-employee directors – those employed by a Company stockholder hospital or health system or by a group affiliate or other non-provider organization affiliated with one or more Premier member facilities participating in the Company’s group purchasing program – were not eligible to receive an annual cash retainer or annual equity awards as compensation for their service as a member of the Board. The New Policy provides for the following compensation of non-employee directors:

•	an annual cash retainer of $80,000;
•	an annual equity award of restricted stock units valued at $125,000, with the exception of any director whose employer prohibits the receipt by such individual of equity from the Company; and
•	in lieu of the annual equity award in the preceding bullet, any director whose employer prohibits the receipt of equity from the Company shall receive an annual cash award of $100,000.

The annual equity award, and any annual cash award granted in lieu of the annual equity award, will vest in full one year after the grant date and immediately upon a change in control.

Non-employee directors who begin their service mid-year will receive a pro-rated amount of compensation as applicable.

Consistent with the Previous Policy, the New Policy provides that non-employee directors will be paid designated cash fees in connection with ad hoc meeting attendance, committee meeting attendance, and service as chair of the Board or chair of a Board committee. Non-employee directors will be reimbursed for reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board and its committees or in connection with other Company business. Each director is entitled annually to direct an amount of $1,000 to his or her selected not-for-profit organization during the holiday season in lieu of receipt of a holiday gift.

Directors who are also our employees do not receive cash or equity compensation for service on the Board in addition to compensation payable for their service as employees of the Company.

The foregoing description of the New Policy is qualified in its entirety by reference to the terms of the New Policy, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference. In connection with the New Policy, the Company is adopting a new form of Director Cash Award Agreement, which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

In addition, conforming changes were made to the Company’s stock ownership guidelines to require directors receiving annual equity awards to hold our Class A common stock equal in value to at least three times the annual cash retainer. Directors are expected to meet the stock ownership guideline level within five (5) years after receipt of their first equity-based award for service to the Board and to continuously own sufficient shares to satisfy the guideline level once attained for as long they remain a member of the Board. Similarly, conforming changes were made to the Company’s Corporate Governance Guidelines (“CGG”) to reflect the New Policy and the Company’s revised stock ownership guidelines. A copy of the CGG is available in the Investors section of the Company’s website at investors.premierinc.com.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Premier, Inc. Director Compensation Policy

10.2	Premier, Inc. Form of Director Cash Award Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Premier, Inc.

	By:	/s/ Susan D. DeVore
		Name:	Susan D. DeVore
		Title:	Chief Executive Officer and President
Date: August 11, 2016